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                                                                    EXHIBIT 11.1



                       MAUNA LOA MACADAMIA PARTNERS, L.P.

                   Computation of Net Income per Class A Unit

                                  (Unaudited)

                      (In Thousands, Except Per Unit Data)





                                                         Three Months                     Six Months
                                                        Ended June 30,                  Ended June 30,
                                                     -------------------              ------------------
                                                      1995        1994                 1995        1994
                                                     ------      -------              ------      ------
Net income (loss)                                    $(148)         536                 118          70

Class A Unitholders
 (ownership percentage)                               x 99%        x 99%               x 99%       x 99%
                                                     -----        -----               -----       -----

Net income (loss) allocable
 to Class A Unitholders                              $(146)         531                 117          70
                                                     =====        =====               =====       =====


Class A Units outstanding                            7,500        7,500               7,500       7,500
                                                     =====        =====               =====       =====


Net income (loss)
  per Class A Unit                                  $(0.02)        0.07                0.02        0.01
                                                    ======         ====               =====       =====





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